Exhibit 11


                                WebSecure, Inc.
                          Computation of Shares Used in
                        Computing Net Loss Per Common and
                            Common Equivalent Shares


The following table presents information used in calculating the net loss per common and common equivalent shares:

                                                                              Period from                    Cumulative
                                                                               Inception                   from Inception
                                                     Year Ended           (July 19, 1995) to              (July 19, 1995)
                                                   August 31, 1996          August 31, 1995             to August 31, 1996
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
Weighted average number of
 shares of common stock
 outstanding, as adjusted
 for application of SAB No. 83(a):
   Founders                                            782,500                    782,500                      782,500
   For professional services                            20,000                     20,000                       20,000
   Private offering                                    500,000                    500,000                      500,000
   Issurance of common stock in
    connection with the acquisition
    of research and development                        802,500                    802,500                      802,500

Common stock equivalents:
   Assumed exercise of stock
    options calculated under the
    treasury stock method                              200,050                    200,050                      200,050

Convertible securities:
   Conversion of 625 000 shares
    of Class B common
    stock to common stock                            2,500,000                  2,500,000                    2,500,000
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Shares used in computing loss
 per share of common and
 common equivalent shares                            4,805,050                  4,805,050                    4,805,050
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Net loss applicable to common
 and common equivalent shares                      $(7,924,014)                  $(33,626)                 $(7,957,640)

Net loss per share of common
 and common equivalent shares                         $ (1.65)                      $(.01)                     $(1.66)
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   (a) Pursuant to Securities and Exchange  Commission Staff Accounting Bulletin
No. 83 ("SAB No. 83"),  common stock and common  equivalent  share issued within one year of the initial public  offering at a price less than the initial public offering price is treated as outstanding for all periods presented.
